EXHIBIT 5.1

2501 N. Harwood Suite 1800 Dallas, Texas 75201 www.mcslaw.com

Telephone: 214.954.6800
Telecopier: 214.954.6868

March 10, 2016

Hallmark Financial Services, Inc.

777 Main Street

Suite 1000

Fort Worth, Texas 76102

RE:	Registration Statement on Form S-8

Gentlemen:

We have acted as counsel for Hallmark Financial Services, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-8 under the Securities Act of 1933 relating to an aggregate of 2,000,000 shares (the “Shares”) of the Company’s common stock, $0.18 par value per share, issuable under the Hallmark Financial Services, Inc. 2015 Long Term Incentive Plan (the “2015 LTIP”).

In connection with the foregoing, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purposes hereof. Based on the foregoing, we are of the opinion that, when issued in accordance with the 2015 LTIP, the Shares will be duly authorized and validly issued.

This opinion is solely for the benefit of the Company in connection with the Registration Statement and may not be relied upon by any other person, furnished to any other person, quoted, filed or otherwise used without the express written consent of this firm. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

McGuire, Craddock & Strother, P.C.

By:	/s/	STEVEN D. DAVIDSON
Steven D. Davidson, Shareholder

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